Exhibit 99.1

Contacts:	David L. Kerr	Joseph C. Tusa, Jr. Senior Vice President and Chief Financial Officer 713.386.1428 jtusa@comsys.com
Senior Vice President – Corporate Development
713.386.1420
dkerr@comsys.com

COMSYS IT PARTNERS, INC. ANNOUNCES

CLOSING OF $33 MILLION COMMON STOCK OFFERING

HOUSTON, TX (January 4, 2006) – COMSYS IT Partners, Inc. (NASDAQ: CITP), a leading information technology staffing and managed solutions company, today announced that on December 28, 2005 it closed the public offering of 3,000,000 shares of its common stock at $11.00 per share to the public.

Robert W. Baird & Co. acted as the sole underwriter for the offering.

COMSYS IT Partners, Inc. used approximately $26.8 million of the net proceeds from the offering to redeem all of its outstanding 15% Series A-1 Preferred Stock and the balance will be used for some or all of the following: acquisitions, working capital, repayment of existing indebtedness, capital expenditures and general corporate purposes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

About COMSYS IT Partners

COMSYS IT Partners, Inc. (NASDAQ: CITP), a leading information technology staffing and managed solutions company with 42 offices across the U.S. and an office in the U.K. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions including network design and management, offshore development, customized software development and maintenance, software globalization/localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS serves primarily Fortune 500 clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.

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